Exhibit 99.1

PRESS RELEASE

AUGUST 1, 2007

SAUER-DANFOSS INC. REPORTS SECOND QUARTER 2007 RESULTS

•                  Record Sales Continue, Driven by Strong European Demand

•                  Earnings and Outlook Impacted by Weak Dollar and Capacity Constraints

•                  New Orders and Backlog Remain Strong

CHICAGO, Illinois, USA, August 1, 2007—Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the second quarter ended June 30, 2007.

SECOND QUARTER REVIEW

Earnings Reflect Impact of Weak Dollar and Product Specific Capacity Constraints

Net income for the second quarter 2007 was $17.6 million, or $0.37 per share, compared to net income of $23.5 million, or $0.49 per share for the second quarter 2006.   Second quarter 2007 earnings were negatively impacted by plant restructuring costs of $3.5 million pre-tax, or $0.06 per share, compared to costs of $2.3 million, or $0.03 per share, for 2006.   Implementation costs of the common business system platform were $3.6 million pre-tax, or $0.05 per share, in 2007, level with 2006.

David Anderson, President and Chief Executive Officer, stated, “We are disappointed with our second quarter earnings, which were primarily impacted by three factors.  First was the negative margin impact from the strong appreciation of the Slovakian koruna and the euro relative to the U.S. dollar resulting from production in Slovakia for the euro market in combination with increased flow of products from Europe into the U.S.  Second, demand for certain products manufactured in a number of our European plants exceeded our expectations.  This situation is causing us to incur abnormally high airfreight and overtime costs in order to meet customer demand.  Third, the same facilities which were experiencing record demand were also in the process of executing major lean projects and relocating the manufacturing for a number of product families to different sites.”

Executive Offices: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069
Krokamp 35, 24539 Neumünster, Germany

Anderson continued, “On a more positive note, during the quarter we completed the sale of our Swindon, UK operations together with the related product lines. This sale substantially completes our restructuring program.”

Record Sales Continue, Driven by Europe; U.S. Sales are Weak

Net sales for the second quarter 2007 increased 7 percent to $503.5 million, compared to net sales of $469.9 million for second quarter 2006.   Excluding the impact of currency translation rate changes, sales increased 3 percent over the prior year period.  Sales in Europe increased a strong 7 percent, 5 percent in the Asia-Pacific region, but were down 2 percent in the Americas.

Excluding the impact of currency, sales in the Controls and Work Function segment each increased 6 percent, while sales in the Propel segment were level compared with the prior year.

Anderson commented, “Our sales performance is similar to that of last quarter as we continue our string of record quarter sales, driven by ongoing strength in Europe.  In the U.S., weakness continues in the turf care, construction and road building markets.”

Orders and Backlog Support Continued Growth Over Prior Year

Orders received for the second quarter 2007 were $597.3 million, up 12 percent from the same period last year.  Excluding currency translation rate changes, orders were up 6 percent.

Total backlog at the end of second quarter 2007 was $711.6 million, a 28 percent increase from the end of second quarter 2006.  Excluding currency impact, backlog was up 23 percent.

Anderson stated, “Our strong orders and backlog continue to reflect the strength in the European and Asian-Pacific markets, which are offsetting the current softness in the U.S. market.”

SIX month REVIEW

Record Sales, Earnings Down for Six Months

Net sales for the six months ended June 30, 2007, were $1,026.6 million, an increase of 8 percent over sales of $953.8 million for the first six months of 2006.  On a comparable basis, excluding the impact of currency translation rate changes, net sales were up 3 percent over last year.

Net income for the first six months of 2007 was $33.0 million, or $0.68 per share, compared to net income for the same period last year of $48.7 million, or $1.02 per share.  Earnings for 2007 were negatively impacted by plant restructuring costs of $15.4 million pre-tax, or $0.27 per share, compared to costs of $7.4 million pre-tax, or $0.10 per share, for 2006.   Implementation costs of the common business system platform were $6.6 million pre-tax, or $0.09 per share, in 2007, comparable to 2006.

Strong Cash Flow, Continued Investments for Capacity in Europe

Cash flow from operations for the first six months of 2007 was $59.1 million, down from the record $110.4 million for the same period last year.  Capital expenditures for the six-month period were $52.7 million, up from $42.3 million for the comparable period in 2006.  Debt to total capital ratio, or leverage ratio, improved to 40 percent at the end of the second quarter from 42 percent at the end of the first quarter.

Actions Underway to Address Earnings Performance

Anderson continued, “We are focusing our attention on realigning our processes and plant capacity within those sites which are capacity constrained.  As part of that effort we are in the process of realigning and strengthening the leadership of our Work Function Division. We have also kicked off a global procurement project during the quarter which is directed at leveraging our global buying power and new business system capabilities. This initiative is expected to generate significant savings in the materials and services we purchase and will begin to favorably impact our results early next year.”

OUTLOOK

Revised Earnings Expectation for Full Year Reflects Second Quarter Results and Ongoing Impact of Strong Euro and Capacity Constraints

Anderson concluded, “Our continued strong sales, along with a strong backlog, reconfirm our sales outlook for the full year.  However, in light of our second quarter results, driven by the ongoing impact on margins from the strong European currencies and capacity constraints, we are reducing our earnings expectation accordingly.”

Revised 2007 Expectations for the Full Year Are:

•                  Earnings per share of $0.95 to $1.05, after deducting restructuring costs (previous expectation $1.15 to $1.30)

—         Restructuring costs of $0.28 to $0.29 per share (previous expectation $0.25 to $0.29)

•                  Sales growth of 8 to 9 percent on a reported basis (unchanged despite 2007 divestitures)

•                  Capital expenditures of approximately 6 to 7 percent of sales (previous expectation 7 percent)

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment.  Sauer-Danfoss, with approximately 9,000 employees worldwide and revenue of more than $1.7 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois and in Neumünster, Germany.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,”

“estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors.  It is difficult to determine if past experience is a good guide to the future.  While the economy in the U.S. remains unstable due to the uncertainty surrounding continued job creation, interest rates, crude oil prices, and the U.S. government’s stance on the weaker dollar, the economic situation in Europe has been improving in recent months.  Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting  operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:
Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
(Dollars in thousands	June 30,	June 30,	June 30,	June 30,
except share and per share data)	2007	2006	2007	2006
Net sales	503,472	469,856	1,026,605	953,815
Cost of sales	391,177	351,381	789,724	719,368
Gross profit	112,295	118,475	236,881	234,447
Research and development	17,196	15,478	34,046	30,012
Selling, general and administrative	60,091	56,355	122,195	112,019
Loss on sale of business	1,811	—	8,041	—
Total operating expenses	79,098	71,833	164,282	142,031
Income from operations	33,197	46,642	72,599	92,416
Nonoperating income (expenses):
Interest expense, net	(5,764)	(4,446)	(11,120)	(9,030)
Minority interest in income of consolidated companies	(6,259)	(7,671)	(14,643)	(16,145)
Other, net	(308)	(1,402)	(1,421)	(2,563)
Income before income taxes	20,866	33,123	45,415	64,678
Income taxes	(3,233)	(9,613)	(12,413)	(15,950)
Net income	17,633	23,510	33,002	48,728
Net income per share:
Basic net income per common share	0.37	0.49	0.69	1.02
Diluted net income per common share	0.37	0.49	0.68	1.02
Weighted average shares outstanding
Basic	48,094	47,696	48,090	47,694
Diluted	48,267	48,198	48,268	47,998
Cash dividends per common share	0.18	0.14	0.36	0.28

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2007	2006	2007	2006
Net sales
Propel	242,758	236,864	499,727	488,807
Work Function	136,492	121,175	274,865	246,115
Controls	124,222	111,817	252,013	218,893
Total	503,472	469,856	1,026,605	953,815
Segment Income (Loss)
Propel	41,032	39,349	86,706	79,416
Work Function	(1,104)	6,346	1,375	11,912
Controls	4,899	14,979	9,900	29,182
Global Services and Other Expenses, net	(11,938)	(15,434)	(26,803)	(30,657)
Total	32,889	45,240	71,178	89,853

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,	June 30,
(Dollars in thousands)	2007	2006
Cash flows from operating activities:
Net income	33,002	48,728
Depreciation and amortization	49,932	44,720
Minority interest in income of consolidated companies	14,643	16,145
Net change in receivables, inventories, and payables	(53,326)	(33,753)
Other, net	14,880	34,600
Net cash provided by operating activities	59,131	110,440
Cash flows from investing activities:
Purchases of property, plant and equipment	(52,686)	(42,348)
Proceeds from sales of property, plant and equipment	5,026	3,528
Proceeds from sale of businesses net of payment for acquisition	7,033	—
Net cash used in investing activities	(40,627)	(38,820)
Cash flows from financing activities:
Net borrowings on notes payable and debt instruments	6,618	(46,409)
Cash dividends	(16,302)	(12,382)
Distribution to minority interest partners	(4,263)	(3,750)
Net cash used in financing activities	(13,947)	(62,541)
Effect of exchange rate changes	426	(833)
Net increase in cash and cash equivalents	4,983	8,246
Cash and cash equivalents at beginning of year	29,112	14,194
Cash and cash equivalents at end of period	34,095	22,440

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	Dec. 31,
(Dollars in thousands)	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	34,095	29,112
Accounts receivable, net	317,435	259,976
Inventories	265,627	272,286
Other current assets	42,780	43,931
Total current assets	659,937	605,305
Property, plant and equipment, net	506,275	503,977
Other assets	198,767	199,873
Total assets	1,364,979	1,309,155

Liabilities and stockholders’ equity
Current liabilities:
Notes payable and bank overdrafts	44,337	46,952
Long-term debt due within one year	133,387	120,243
Accounts payable	146,627	142,234
Other accrued liabilities	126,652	128,533
Total current liabilities	451,003	437,962
Long-term debt	188,530	182,388
Long-term pension liability	83,165	80,607
Deferred income taxes	28,929	30,590
Other liabilities	61,111	58,169
Minority interest in net assets of consolidated companies	64,048	53,448
Stockholders’ equity	488,193	465,991
Total liabilities and stockholders’ equity	1,364,979	1,309,155

Number of employees at end of period	9,156	9,178
Debt to total capital ratio (1)	40%	40%

(1)   The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital. Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt. Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.